Exhibit 99.1

Bionik Laboratories Reports 2015 Third Quarter Financial Results

ARKE™ lower-body robotic exoskeleton testing to commence in Canadian rehabilitation centers by the end of 2015; key data expected mid-2016

Toronto, ON – November 12, 2015 – Bionik Laboratories Corp. (OTCQX: BNKL), a pioneering medical device and robotics company with a focus in developing technologies and solutions for individuals with neurological disorders (“Bionik” or the "Company"), announced today its financial results for the quarter ended September 30, 2015.

The Company also provided an update on the development progress of its primary product, ARKE™, a robotic lower-body exoskeleton device that allows paraplegics and as well as other wheelchair users the ability to rehabilitate through walking and other motion.

Peter Bloch, Chief Executive Officer and Chairman of the Board, stated, “The third quarter was marked by significant progress on the engineering and development fronts in preparation of advancing ARKE towards commercialization. The team remains highly focused on continuing to meet its important timelines and is currently in the assembly and testing stages of ARKE GEN2. The completion of this phase is expected to enable ARKE to be tested in a clinical setting with patients in Canada to produce key data that we expect to report in mid-2016.”

Recent Corporate Highlights

•	Reengineered the ARKE exoskeleton for a lighter mechanical profile and significantly improved control, adaptability, safety and electronics with improved safety features;
•	Commenced production of first rehabilitation units of ARKE GEN2 in preparation for the initiation of clinical testing in rehabilitation centers in Canada;
•	Named a Kairos Society’s 2015 “K50” company, honoring the next generation of entrepreneurs developing breakthrough innovations;
•	Awarded the Nasdaq Entrepreneurial Center Resource Prize at the Kairos Global Summit;
•	Commenced trading on the OTCQX® Best Market under the Company’s existing ticker symbol “BNKL;” and
•	Successfully completed a private placement equity financing with gross proceeds of approximately US$13.1 million.

ARKE Overview

Bionik recently announced further program advancements, namely the completion of the design of ARKE™ GEN2, which the Company believes is the first exoskeleton prototype with tablet control.

ARKE GEN2 is Bionik’s novel and proprietary second generation robotic lower-body exoskeleton, designed with a lighter mechanical profile from the Company’s first generation and significantly improved control, adaptability, safety and electronics.

“Bionik’s patented ARKE exoskeleton has the ability to allow users to walk more easily and efficiently. Currently, there are approximately 10 million wheelchair users in developed countries and a large percentage of people could be directly affected by ARKE rehabilitation,” remarked Michal Prywata, the Company’s Co-Founder and Chief Operating Officer. “With robotic exoskeletons like ARKE, we have the potential to transform the future for mobility impaired patients by significantly improving rehabilitation stimulation.”

ARKE units are expected to be shipped to rehabilitation centers in Canada and clinical evaluation is expected to commence before year end. Bionik expects to report initial findings from the use of the second generation robotic device by mid-2016.

In preparation for the launch of the ARKE rehabilitation clinical validation program, Bionik expects to commence pre-clinical verification testing in early 2016. The Company then anticipates filing for the appropriate regulatory approvals for ARKE with Health Canada, the European Medicines Agency (EMA) and United States Food and Drug Administration (FDA) filings are expected to follow.

“We are confident that ARKE is just the beginning of a transformational story for Bionik. We are also rigorously pursuing our overall vision to provide solutions for a range of neurological disorders where a significant unmet need exists in large, well established and growing markets,” added Mr. Bloch.

Expected Near-Term Milestones

•	Distribute the first production units of ARKE to key partner rehabilitation centers in Canada;
•	Commence verification and clinical evaluation with ARKE before the end of 2015;
•	Report initial findings from the use of the second generation robotic device by mid-2016;
•	Commence ARKE pre-clinical verification testing in early 2016;
•	File for regulatory approvals of ARKE with Health Canada, the EMA and the U.S. FDA; and
•	Continue to maintain a rigorous patent protection program for the Company’s proprietary robotic and technological intellectual property.

Mr. Bloch concluded, “This year has proven to be an exciting time for the Company with the achievement of significant corporate milestones. As we move toward 2016, we will continue to build a company dedicated to providing individuals with restricted mobility and improvement in overall health, comfort, accessibility, and quality of life through the commercialization of our proprietary ARKE exoskeleton.”

Summary of Financial Results for the Third Quarter 2015

For the quarter ended September 30, 2015, the Company reported a comprehensive loss of $1,177,312 resulting in a loss per share of $(0.02) compared to a comprehensive loss of $1,174,322 for the three months ended September 30, 2014, resulting in a loss per share of $(0.02). The Company ended the quarter with $7,858,627 of cash and cash equivalents and working capital of $8,080,265.

Condensed Consolidated Interim Balance Sheet and Condensed Consolidated Interim Statements of Operations and Comprehensive Loss to Follow

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets

(Amounts expressed in US Dollars)

	As at	As at
	September 30, 2015	December 31, 2014
	(unaudited)	(audited)
	$	$
Assets
Current
Cash and cash equivalents	7,858,627	209,933
Prepaid expenses and other receivables	127,959	81,130
Due from related parties	39,547	44,986
Loan receivable	303,760	-
Total Current Assets	8,329,893	336,049
Equipment	98,422	77,922
Total Assets	8,428,315	413,971

Liabilities and Shareholders' Equity (Deficiency)
Current
Accounts payable	130,716	308,947
Accrued liabilities	118,912	155,463
Total Liabilities	249,628	464,410
Shareholders' Equity (Deficiency)
Special Voting Preferred Stock, par value $0.001; Authorized - 1; Issued and outstanding - 1 (December 31, 2014 – Nil)	-	-
Common Shares, par value $0.001; Authorized - 150,000,000 (December 31, 2014 – 200,000,000); Issued and outstanding – 22,408,313 and 50,000,000 Exchangeable Shares (December 31, 2014 – nil and 49,737,096 Exchangeable Shares)	72,408	49,737
Additional paid in capital	17,951,101	4,936,456
Deficit	(9,886,971)	(5,053,982)
Accumulated other comprehensive income	42,149	17,350
Total Shareholders' Equity (Deficiency)	8,178,687	(50,439)
Total Liabilities and Shareholders' Equity	8,428,315	413,971

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Loss

for the three and nine month periods ended  September 30, 2015 and 2014 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended	Nine months ended	Three months ended	Nine months ended
	September 30, 2015	September 30, 2015	September 30, 2014	September 30, 2014
	$	$	$	$

Expenses
Research and development	768,301	1,813,794	667,263	1,217,183
General and administrative	372,342	1,303,540	603,770	1,177,029
Imputed interest expense	-	-	-	30,711
Interest expense	-	-	-	22,269
Depreciation	15,478	42,892	11,425	34,116
Other income	(5,533)	(23,156)	(122,753)	(624,790)
Share-based compensation expense	26,724	1,695,919	13,550	70,679
	(1,177,312)	(4,832,989)	(1,173,255)	(1,927,197)

Net loss for the period	(1,177,312)	(4,832,989)	(1,173,255)	(1,927,197)
Foreign exchange translation adjustment for the period	-	24,799	(1,067)	(4,165)
Net loss and comprehensive loss for the period	(1,177,312)	(4,808,190)	(1,174,322)	(1,931,362)

Loss per share - basic and diluted	$(0.02)	$(0.07)	$(0.02)	$(0.04)

Weighted average number of shares outstanding – basic and diluted	72,408,313	65,452,924	49,737,096	44,334,936

About Bionik Laboratories

Bionik Laboratories (OTCQX: BNKL) is a pioneering medical device and robotics company with a focus in developing technologies and solutions for individuals with neurological disorders. The Bionik team has researched, developed and tested its primary product, The ARKE™, a robotic lower-body exoskeleton device that allows paraplegics as well as other wheelchair users the ability to rehabilitate through walking and other motion. Bionik recently successfully raised approximately US$13.1 million which enables the company to rapidly advance its development and growth strategy. For more information, please visit www.bioniklabs.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including, the Company's current reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories, Inc. Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 996-0239

jenene@jenenethomascommunications.com

SOURCE Bionik Laboratories Corp.

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